F/m Funds Trust

225 Pictoria Drive

Suite 450

Cincinnati, Ohio 45246

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special Ohio counsel for F/m Funds Trust, an Ohio business trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”). The purpose of the Registration Statement is to register shares of beneficial interest of the Trust in connection with the proposed acquisition by F/m Investments Large Cap Focused Fund (the “Acquiring Fund”), a series of the Trust, of all of the assets of F/m Investments Large Cap Focused Fund (the “Acquired Fund”), a series of the M3Sixty Funds Trust, in exchange solely for shares of the Acquiring Fund (the “Shares”) and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement (the “Plan”).

In connection with this opinion, we have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of (a) the Trust’s Agreement and Declaration of Trust dated April 12, 2012, as amended (the “Declaration”), (b) the Trust’s By-Laws dated April 12, 2012, as amended (the “By-Laws”), (c) resolutions of the Board of Trustees of the Trust adopted on April 19, 2021 in connection with the Plan and the designation of the Acquiring Fund as a series of the Trust, and (d) such other documents relating to the Trust’s organization, operation, and proposed operation, including the Plan, and we have made such other investigations as, in our judgement, are necessary or appropriate to enable us to provide the opinion below.

In giving the opinion set forth herein, we have made the following assumptions: (a) the Shares will be issued in accordance with the Declaration, By-Laws and the resolutions relating to the creation, authorizations and issuance of the Shares of the Acquiring Fund; (b) the Shares will be issued as described in the Registration Statement and in accordance with the Plan; and (c) the approval by shareholders of the Acquiring Fund of the Plan and certain matters scheduled for their consideration at a meeting presently anticipated to be held on October 18, 2021.

Based upon the foregoing, it is our opinion that the Shares of the Acquiring Fund currently being registered pursuant to the Registration Statement, when issued in accordance with the Plan and the Trust’s Declaration and By-laws, will be legally issued, fully paid and non-assessable by the Trust.

Our opinion expressed herein is limited to the laws of the State of Ohio applying to business trusts generally, except that we express no opinion with respect to “blue sky” or other securities laws or regulations of the State of Ohio. We express no opinion with respect to compliance with the 1933 Act, the Investment Company Act of 1940 Act, as amended, or other federal securities laws or with respect to the effect or applicability of the laws of any jurisdiction other than the laws of the State of Ohio. The opinion expressed herein is limited to the matters set forth in this letter an no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Sincerely,

Frost Brown Todd LLC

By: /s/ Kevin L. Cooney

Member